Tuesday, May 30, 2006



Company Press Release

SOURCE:   Process Technology Systems, Inc.

Process Technology Systems, Inc. Announces Agreement and Plan of
Reorganization with Forster Drilling Corporation.

HOUSTON--(BUSINESS WIRE) - - May 30, 2006.--Today, PROCESS TECHONOLOGY SYSTEMS, INC. (OTC: BB: PTCY), a Nevada Corporation ("the Public Company"), entered into an Agreement and Plan of Reorganization (the "Plan") with Forster Drilling Corporation, a privately held Nevada corporation (the "Private Company"). Pursuant to the Plan, the Public Company will issue up to 43,055,463 of its common shares for all currently Forster Drilling Corporation issued at closing.

The Pre-Plan shareholders of the Public Company will own approximately 2,000,000 common stock shares, or approximately 4.44% of the common stock of the newly reorganized Public Company Post-Plan. The Pre-Completion of the Plan shareholders of the Private Company will own up to 43,055,463 common stock shares of the newly reorganized Public Company, or up to approximately 95.6% of outstanding common stock shares of the newly reorganized Company Post-Plan. Accordingly, the Forster Drilling Corporation shareholders as a group will suffer immediate dilution of up to approximately 4.44% of their aggregate ownership interest in the Private Company as a result of the closing of the Agreement and Plan of Reorganization.

Pursuant to the Plan, the Private Company will change its name from Forster Drilling Corporation to Forster Tool & Supply, Inc. The Public Company shall change its name from Process Technology Systems, Inc. to Forster Drilling Corporation. The Private Company will become a wholly-owned subsidiary of the Public Company. The Public Company will organize a wholly-owned subsidiary to be named Forster Drilling, Inc. Forster Drilling, Inc. will serve as the vehicle for the Public Company's contract drilling operations.

The common stock shares of the reorganized and renamed Public Company, Forster Drilling Corporation, will trade on the Electric Bulletin Board (OTC BB) under a new symbol yet to be assigned, and the newly reorganized Public Company common stock shares will be assigned a new CUSIP number.

About Forster
-------------

Forster Drilling Corporation is engaged in three related business activities:

* Acquiring and rebuilding used rotary drilling rigs and manufacturing major rig components;

* Providing contract drilling services to independent oil and gas exploration and production companies; and

* Exploring for, development, production, and sale of oil and natural gas.

As a drilling contractor, the Forster family has a reputation for reliability, high-quality equipment, and well-trained crews spanning 75 years.

Acquiring and Rebuilding Used Rotary Drilling Rigs
--------------------------------------------------

The Company owns a purpose-built rig manufacturing facility located at 280 South Industrial, Odessa, Texas. The facility consists of five fenced acres, two 15,000sq.ft. "rig hangers," each with twin overhead electric cranes for heavy equipment mobilization and assembly, a stand alone welding shop with sand floor, machine shop, sandblasting and painting booth and associated offices.

The Company has the ability to rebuild a diesel mechanical rotary drilling rig capable of drilling 10,000' to 12,500' in 45 days.

Providing Contract Land Drilling Services
-----------------------------------------

Forster Drilling Corporation's goal is to build a service company with a fleet of 40 new and "like new" land rigs capable of drilling from 10,000 feet to 20,000 feet. The Company will concentrate our operations in Texas and New Mexico where rig utilization rates and day rates remain higher due to prospect quality and heavy concentrations of natural gas reserves. Natural gas reserves typically are found deeper and generally require bigger and better equipment and more experienced crews to drill the wells. Our competitive strategy emphasizes our ability to build a rig to our customers' specifications, the quality of our equipment, the maintenance of our equipment, the experience of our rig crews and our 75 year history differentiates Forster Drilling Corporation from our competitors.

The Company is currently in the process of refurbishing seven diesel mechanical rotary drilling rigs; two National 50As, a Continental EMSCO A-550, a National 55, a National 50CA, a Mid-Continent U-15, and a Continental EMSCO GB350. It is expected that all seven rigs will be deployed in the Barnett Shale Trend of North Texas, the Permian Basin of West Texas and Eastern New Mexico and the Cotton Valley/Travis Peak Trend of East Texas pursuant to day rate contracts. The rigs are currently being rebuilt to "like new condition" before being deployed.

Exploration, development, production, and sale of oil and natural gas
---------------------------------------------------------------------

Forster intends to leverage its contract drilling relationships to participate in the exploration, development, production, and sale of oil and gas. The Company will take a minority participation in some of our customers' prospects as a "time proven" method of building assets and income not dependent on our service contracts.

Additional information about Forster Drilling Corporation and its technology can be found on its website at www.forsterdrilling.com or contact Forster Drilling Corporation at (713) 266-8125.

Contact:           Jonathan Buick
                The Buick Group
                357 Bay Street, Suite 903
                Toronto, Ontario M5H 2T7
                1-877-748-0914 toll free
                416-915-0915 office
                416-915-0916 fax
                jbuick@buickgroup.com
                www.buickgroup.com